Exhibit 2(p)

Form of Agreement Regarding Initial Capital

MERCANTILE ALTERNATIVE STRATEGIES FUND LLC
Two Hopkins Plaza
Baltimore, MD 21201

•, 2005

Mercantile Alternative Strategies Master Fund LLC
Two Hopkins Plaza
Baltimore, MD 21201

Ladies and Gentlemen:

     Mercantile Alternative Strategies Fund LLC hereby offers to purchase interests in Mercantile Alternative Strategies Master Fund LLC (the “Company Interest”) for an aggregate price of one hundred thousand ($100,000.00) dollars. This letter will confirm that Mercantile Alternative Strategies Fund LLC is purchasing the Company Interest for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

Sincerely,

MERCANTILE ALTERNATIVE
STRATEGIES FUND LLC

By:

Name:
Title:

ACCEPTED AND AGREED:

MERCANTILE ALTERNATIVE STRATEGIES
MASTER FUND LLC

By:

Name:
Title: